EXHIBIT 1.01

ASSIGNMENT OF CONTRACT

For and inconsideration of the mutual promises made herein and other valuable consideration, the receipt of which is hereby acknowledged, New Western Energy Corporation, a Nevada corporation (“Assignor”), hereby assigns all of its right, title, and interest in and to the Joint Venture Contract and Operating Agreement entered into by and between Assignor and RC Oil Co., Inc., dated October 8, 2009, and amendments thereto (collectively referred to as “Doshier Contract”) to XnE Inc., a Nevada corporation (“Assignee”).  A true and correct copy of the Doshier Contract is attached hereto marked as Exhibit “A” and incorporated herein by this reference as though fully set forth. The Assignment consists of a 75% leasehold interest in an oil lease and the corresponding net revenue as described in Exhibit A and Exhibit “B” attached herein and incorporated herein by this reference.

By this Assignment, Assignor hereby delegates to Assignee all of Assignor’s duties and obligations of performance of the Doshier Contract.

By accepting this Assignment, Assignee agrees to assume and perform all duties and obligations that Assignor has under the Doshier Contract, as if Assignee had been an original party to the Doshier Contract.  Assignee further agrees to indemnify and hold Assignor harmless from any liability for performance or nonperformance of the Doshier Contract.

Other Consideration

As additional consideration for this Assignment, Assignee shall pay to the Assignor the following:

(a) $10,000 upon execution of this Assignment, and

(b) 7,500,000 shares of XNE Inc. common stock valued at

      $150,000 ($0.02 per share) shall be delivered to the Assignor by the Assignee upon execution of this Assignment, and

(c)  $7,500 within 30 days from the date of this Assignment, and

(d)  $7,500 within 60 days from the date of this Assignment.

The initial payment of $10,000 shall not be at risk but will be convertible to a percentage of the interests represented by this Assignment divided by the $10,000.

Inurnment

This Assignment shall inure to the benefit of, and shall be binding upon, the assigns, the successors in interest, personal representatives, estates, heirs, and legatees of each of the parties hereto.

Amendment

No modifications or amendments to this agreement shall be valid unless in writing and executed by both parties hereto.

Severability

If any term or provision of this agreement or the performance thereof shall to any extent be invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this agreement permitted by law.

Governing Law

This agreement shall be governed by and construed in accordance with the laws of the State of California.

Executed this 5th day of May, 2011, at Irvine, California

“ASSIGNOR”: New Western Energy Corporation

/s/Javan Khazali
Javan Khazali, President

“ASSIGNEE”: XnE Inc

/s/ Imran Firoz
Imran Firoz, President

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